EXHIBIT 99.1

News

MGE and MGE Energy Announce President and CEO Transition

Gary Wolter to Retire as President and CEO; Jeffrey Keebler to Assume President and CEO Position; Wolter to Remain Board Chair

Madison, Wis., Oct.19, 2016—Madison Gas and Electric (MGE) and MGE Energy, Inc. (NASDAQ: MGEE) today announced that effective March 1, 2017, Gary Wolter will retire as President and CEO of MGE Energy and its subsidiary, Madison Gas and Electric Co. Jeffrey Keebler will assume the roles of President and CEO at that time. Wolter will continue as Chairman of the Board of both companies.

Keebler also was appointed to the Boards of Directors of both companies effective March 1, 2017. The announcement reflects the Company's succession planning and thoughtful transition in executive leadership. The Company remains committed to its mission as a community energy company.

Wolter took over as President and CEO of both MGE and MGE Energy in February 2000 and took over as Chair in February 2002. Upon his retirement, Wolter will be the longest serving Chair and CEO in Company history. "It has been an honor to serve our community over the years and work with such dedicated and capable coworkers. I am grateful for this opportunity," Wolter said.

Keebler started with MGE in 1995. He has a Bachelor of Science Degree in Finance and Economics from the University of Wisconsin-La Crosse and a Master of Business Administration from the University of Wisconsin-Whitewater. He has held various leadership positions at MGE in Energy Supply, Rates, Generation Planning, Information Technology, Customer Service and Human Resources. He is currently MGE's Senior Vice President - Energy Supply and Planning. "I look forward to building on the foundation laid by my predecessors and addressing the challenges of the future," Keebler said.

Jeffrey Newman, Senior Vice President, Chief Financial Officer, Secretary and Treasurer, will take on an expanded role. Gregory Bollom, Assistant Vice President - Energy Planning, and John Jicha, Director - Energy Supply and Trading, will report to Newman.

Craig Fenrick, Senior Vice President - Energy Operations, also will take on additional responsibilities. Joseph DePoorter, Director - NERC Compliance and Generation Operations, will report to Fenrick.

About MGE

MGE generates and distributes electricity to 146,000 customers in Dane County, Wis., and purchases and distributes natural gas to 152,000 customers in seven south-central and western Wisconsin counties. MGE's parent company is MGE Energy, Inc. The company's roots in the Madison area date back more than 150 years.

Contact

Dana Brueck

Corporate Communications Manager

608-252-7282 | dbrueck@mge.com